EXHIBIT 99.3



                            SHARPER IMAGE CORPORATION

                                 NOTICE OF GRANT

                     ANNUAL GRANT OF AUTOMATIC STOCK OPTION

                  Notice is hereby given of the following stock option (the "Option") to purchase shares of the common stock of SHARPER IMAGE CORPORATION (the "Corporation") which has been granted pursuant to the Corporation's 1994 Non-Employee Director Stock Option Plan (the "Plan"):

                  OPTIONEE:  _______________________________________________

                  GRANT DATE: ______________________________________________

                  TYPE OF OPTION:   Non-Statutory Stock Option

                  EXERCISE PRICE:   $____________________ per share

                  NUMBER OF OPTION SHARES:           1,000 shares

                  EXPIRATION DATE:  ________________________________________

                  EXERCISE SCHEDULE: The Option is immediately exercisable for all the Option Shares

                  VESTING SCHEDULE: The Option Shares shall be unvested and subject to repurchase by the Corporation, at the Exercise Price paid per share, upon the Optionee's cessation of service as a member of the Corporation's Board of Directors (the "Board"). The Optionee shall acquire a vested interest in, and the Corporation's repurchase right shall lapse with respect to, the Option Shares upon Optionee's completion of one (1) year of Board service measured from the Grant Date. In no event shall any additional Option Shares vest following Optionee's cessation of Board service.

                  Optionee understands and agrees that the Option is granted subject to and in accordance with the express terms and conditions of the Plan governing automatic option grants to Board members. Optionee further agrees to be bound by the terms and conditions of the Plan and the terms and conditions of the Option as set forth in the Stock Option Agreement attached hereto as Exhibit A.

                  Optionee hereby acknowledges receipt of a copy of the official Plan Summary and Prospectus attached hereto as Exhibit B. A copy of the Plan is also available upon request made to the Corporate Secretary at the Corporate Offices at 650 Davis Street, San Francisco, CA 94111.

                  REPURCHASE  RIGHT.  OPTIONEE  HEREBY  AGREES THAT ALL UNVESTED
OPTION SHARES ACQUIRED UPON THE EXERCISE OF THE OPTION SHALL NOT BE TRANSFERRABLE AND SHALL BE SUBJECT TO REPURCHASE BY THE CORPORATION AND ITS ASSIGNS, AT THE EXERCISE PRICE PAID PER SHARE, UPON OPTIONEE'S TERMINATION OF SERVICE WITH THE CORPORATION. THE TERMS AND CONDITIONS OF SUCH REPURCHASE RIGHT SHALL BE SET FORTH IN A STOCK PURCHASE AGREEMENT, IN FORM AND SUBSTANCE SATISFACTORY TO THE CORPORATION, EXECUTED BY OPTIONEE AT THE TIME OF THE OPTION EXERCISE.

                  No provision of this Notice of Grant or the attached Stock Option Agreement shall in any way be construed or interpreted so as to affect adversely or otherwise impair the right of the Corporation or the shareholders to remove Optionee from the Board at any time in accordance with the provisions of applicable law.


DATED:  _____________________, 199_


                                         SHARPER IMAGE CORPORATION

                                         By:  __________________________________

                                         Title:  _______________________________


                                         _______________________________________
                                                        OPTIONEE

                                         Address:  _____________________________

                                                   _____________________________

ATTACHMENTS:
EXHIBIT A:        STOCK OPTION AGREEMENT
EXHIBIT B:        PLAN SUMMARY AND PROSPECTUS FOR NON-EMPLOYEE DIRECTORS